Exhibit 10.9

August 7, 2025

Nilay D. Patel

Chief Legal Officer

Cingulate Therapeutics LLC

1901 W. 47th Place

Kansas City, KS 66205

Laurie A. Myers

7711 North Avalon St.

Kansas City, MO 64152

Re:	Separation Agreement and Release of Claims

Dear Laurie,

This letter agreement (“Agreement”) will confirm the terms and conditions of your separation of employment from the Company, which will be effective on August 7, 2025 (the “Separation Date”). For purposes of this Agreement the “Company” means Cingulate Therapeutics LLC and any affiliate thereof including, without limitation, Cingulate Inc. and Cingulate Works Inc. as well as each of their officers, directors, employees, partners, managers, trustees, owners, attorneys, parent companies, predecessors, successors, assigns, and agents. You and the Company are sometimes referred to as the parties in this Agreement.

This Agreement sets forth your pay and benefits upon separation and, in addition, describes the benefits available to you if you accept the terms and conditions stated below. Your acceptance of this Agreement must be indicated by initialing each page and signing on the last page of this letter. If accepted, this Agreement must be returned to Nilay D. Patel at npatel@cingulate.com by close of business on August 28, 2025. You may not sign it before the Separation Date.

I.	PAY AND BENEFITS UPON THE SEPARATION DATE

Regardless of whether you agree to the terms of this Agreement, you will receive the following pay and benefits:

A.	Final Pay

You will be paid any earned and unpaid current base salary, less applicable withholdings and deductions, through August 7, 2025, via direct deposit.

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B.	Employee Benefits

Except as set forth in this Agreement or as otherwise required by applicable law, your participation in and rights under any Company employee benefit plans and programs will be governed by the terms and conditions of those plans and programs, which plans, programs, terms and conditions may be amended, modified, suspended or terminated by the Company at any time for any or no reason to the extent permitted by law.

II.	SEPARATION BENEFITS

Provided you return a fully executed copy of this Agreement to the Company by August 28, 2025, you do not revoke it within the first seven (7) calendar days following your return of this Agreement (“Revocation Period”), and you comply with the Agreement’s terms, the Company will pay you $436,720 payable in semi-monthly installments for twelve (12) months from your Separation Date. Subject to the terms of this Agreement, the Company will begin payment following the expiration of the Revocation Period. In addition, all stock options and stock appreciation rights held by You become vested and are exercisable on the vesting date specified in the original award agreement (for the remainder of their full term).

You acknowledge that Company-provided life insurance and disability benefits terminate on the Separation Date, and Company-sponsored medical, vision, dental, and health care flexible spending account benefits terminate at the end of the calendar month of the Separation Date.

By signing this Agreement, you acknowledge and agree that: (i) in consideration for your execution of this Agreement, you are receiving the payments described above, which are more than you are otherwise entitled to receive, (ii) the payments described above are inclusive of any amounts owed or alleged to be owed to you, including but not limited to any back pay associated with prior pay reductions, (iii) this Agreement includes a general release and waiver of your rights to claims against the Company, and (iv) you are not entitled to any other payments, compensation or benefits in respect of your employment with, or separation or termination from, the Company, other than as expressly set out herein.

III.	CONFIDENTIALITY; CONTINUING OBLIGATIONS

You agree to comply with the continuing obligations set forth in Section 8 (Confidential Information, Noncompetition and Cooperation) of Your September 23, 2021 Employment Agreement. For the avoidance of doubt, said obligations and duties survive this Agreement and your separation of employment, are binding and remain in full force, and your agreement to comply with such obligations is a material term to this Agreement.

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Both parties agreed to keep this Agreement and the circumstances surrounding the end of the employment relationship confidential. The parties may disclose this Agreement to immediate family (in the case of employee, or the board of directors (for the Company) and the parties’ respective legal, tax, and financial advisors, and as otherwise provided herein and as required by law for regulatory filings. Should either party receive a subpoena or other request for information from a legal or governmental authority, the receiving party shall give the other party immediate notice and a copy of any subpoena or other legal requirement that would require any otherwise prohibited disclosure, prior to making any such disclosure to the extent practicable, to permit the other party to seek a protective order or other appropriate relief. For the avoidance of doubt, nothing in this paragraph prohibits or limits you from participating in any activity protected by Section 7 of the National Labor Relations Act (“NLRA”), including filing unfair labor charges, assisting others who are filing such charges, and cooperating with the investigative process of the National Labor Relations Board (“NLRB”) or any other government agency.

IV.	NON-DISPARAGEMENT AND RETURN OF COMPANY PROPERTY

By signing this Agreement, the parties acknowledge and agree as follows:

●	Except as otherwise provided herein, the parties will not, orally, online or in writing, make any disparaging or defamatory statements about or referring to the other party (including Company or its employees, officers, and directors); provided, however, that the foregoing does not prohibit or limit you from participating in any activity protected by Section 7 of the NLRA, including filing unfair labor charges, assisting others who are filing such charges, and cooperating with the investigative process of the NLRB or any other government agency.

●	You have returned all Company property in your possession, custody, or control, including all computer equipment (other than your laptop and iPhone which Company has agreed you may keep), all Company equipment, vehicles, credit cards, materials, documents and other items. You have represented and agree that all Company emails, documents, files and other electronic media pertinent to the Company’s business have been deleted from your laptop and iPhone.

●	You have searched for and returned to the Company, if found in your possession, any Company property, documents, files or other paper or electronic media pertinent to the Company’s business, including all Confidential Information.

●	You have made a search of your home and all of your personal electronic devices, including but not limited to phones, tablets, personal computers, external drives, and other electronic storage devices, and either returned or, after making sure that the Company has a copy of such information, deleted all information relating to the Company’s business, including all Confidential Information. Of course, you may retain any pay stubs and information you need for your financial records and tax filings.

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V.	RELEASE OF CLAIMS

By signing this Agreement, you acknowledge and agree that you are receiving the payments outlined above in consideration for waiving your rights to claims referred to in this Agreement and that, except for the amounts described herein, you are not entitled to any other payments, compensation or benefits in respect of your employment with, or separation from, the Company.

A. In consideration of the payments outlined above, you release and forever discharge the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, other related entities (whether or not they are wholly owned), trustees, directors, officers, partners, representatives, members, associates, shareholders, executors, administrators, agents, fiduciaries, legal representatives, insurers, employee benefit plans, employee benefit plan fiduciaries, former employees, and owners, all individually and in their official capacities (the “Released Parties”) from any and all complaints, liabilities, claims, promises, agreements, controversies, damages, causes of action, suits or expenses to the maximum extent permitted by law, known or unknown, which you now have or own or claim to have or own against the Company, with the sole exception of the claims that are set forth in subparagraph V.B. below.

Except as provided herein, including in subparagraph V.B. below, you understand that this release of claims (“Release of Claims”) includes, without limitation, and is intended to and does forever release, discharge and waive:

1. Any and all claims or causes of action including, but not limited to, claims for breach by the Company of the Company’s policies, rules, regulations, handbooks, or for breach by the Company of express or implied contracts or express or implied covenants of good faith; any and all claims for wrongful discharge, defamation, invasion of privacy, violation of public policy, retaliation, defamation, tortious interference, fraud, negligence, mental distress or any other personal injury; and any and all claims for back pay, front pay, or for any kind of compensatory special or consequential damages, punitive or liquidated damages, attorney’s fees, costs, disbursements or expenses of any kind whatsoever.

2. Any and all claims arising under any federal, state or local statute, regulation, constitution or order, including but not limited to the Age Discrimination in Employment Act (“ADEA”), the Older Worker Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981, et seq.), the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990 as amended, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Immigration and Reform Control Act, the Pregnancy Discrimination Act, the Genetic Information Non-Discrimination Act, the Fair Credit Reporting Act, the Worker Adjustment Retraining and Notification (“WARN”) Act, the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A, also known as the Sarbanes Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and/or the discrimination or employment laws of any state or municipality, including but not limited to the Kansas Act Against Discrimination, the Kansas Age Discrimination in Employment Act, the Kansas Equal Pay Law, the Kansas Wage Payment Act, the Kansas Minimum Wage and Maximum Hours Law, the Kansas Discrimination Against Victims of Domestic Violence or Sexual Assault Act, the Kansas Workers’ Compensation Act (excluding claims for benefits), the Kansas Whistleblowing Law, the Kansas Constitution, Kansas common law.

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3. Any and all other claims of any kind whatsoever that you have or may have against the Company at the time you sign this Release of Claims, whether you know about them or not.

4. Any right you may have to recover money or other personal relief in any lawsuit (including any class action) or investigative proceeding based on claims released hereunder including, without limitation, any costs, expenses and attorney’s fees incurred by you or on your behalf (provided, however, that this Agreement does not limit your eligibility to receive an award under applicable law, if any, for providing truthful information to a governmental agency or regulatory entity).

You also agree not to sue or join in any suit or other legal action against the Company for any claim relating to or arising out of your employment or your separation from employment with the Company.

For avoidance of doubt, by signing this Agreement, you release the Company from any and all wage and hour related claims to the maximum extent permitted by state law. This release of legal claims includes any state wage and hour related claims arising out of or in any way connected with your employment with the Company and any claims for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments, stock, stock options, paid time off, or severance, missed or interrupted meal periods, interest, attorney’s fees, costs, expenses, any other compensation or benefits, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law.

You represent and warrant that: (a) there has not been filed by you or on your behalf any legal or other proceedings against any of the Released Parties (provided, however, that you need not disclose to the Company, and the foregoing representation and warranty in this subpart (a) does not apply to, conduct or matters described in subparagraph V.B. below); (b) you are the sole owner of the claims that are released above; (c) none of such claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (d) you have the full right and power to grant, execute and deliver the releases, undertakings and agreements contained in this Agreement.

This Release of Claims does not waive any rights or claims that may arise after the date you sign this Agreement.

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B. Notwithstanding any other provision of this Agreement, nothing in this Agreement will preclude you from confidentially or otherwise (i) bringing a lawsuit or proceeding against the Company to enforce the Company’s obligations under this Agreement or to challenge the enforceability of the release under the ADEA or OWBPA, (ii) communicating or filing a charge or complaint with, providing information to, or testifying truthfully or otherwise assisting in any investigation or proceeding brought by any state, federal or local government agency, regulatory or law enforcement agency, or legislative body, or (iii) filing any claims that are not permitted to be waived or released under applicable law. However, you waive your right to receive any relief (legal or equitable) based on any charge, complaint, or lawsuit against the Company filed by you or anyone else on your behalf, unless otherwise provided for in this Agreement.

You understand that your Release of Claims in this Agreement does not extend to any rights you may have under any laws governing the filing of claims for COBRA, unemployment, disability insurance, and worker’s compensation benefits. You also understand that nothing in this Agreement shall be construed to prohibit you from: (x) asserting your right to any vested benefits to which you are entitled under the applicable plans or applicable law, (y) exercising your rights, if any, under Section 7 of the NLRA to discuss your terms and conditions of employment or otherwise engage in protected, concerted activity with other employees, and (z) asserting any claim that may arise after the date this Agreement was signed.

You further acknowledge and agree that nothing in this Agreement prohibits you from reporting to any governmental authority information concerning possible violations of law or regulation and that you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of trade secret information in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, and you may use it in related court proceedings provided you submit it under seal and consistent with 18 U.S.C. § 1833. Additionally, if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order. Nothing contained in this Agreement prohibits you from voluntarily or anonymously contacting governmental authorities regarding possible violations of law or from recovering a whistleblower award. You will retain all rights and consideration provided in this Agreement regardless of whether you communicate with any governmental authorities, or if you receive a whistleblower award.

VI.	REFERENCES

The Company agrees that it will provide you with a neutral reference, which includes dates of employment and positions held, and, with your permission, confirmation of salary information.

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VII.	ACKNOWLEDGMENTS

By signing this Agreement, you acknowledge that: (a) you have reported to the Company all work-related injuries and occupational illnesses you incurred during employment with the Company; (b) the Company properly provided any leave of absence because of your or a family member’s health condition or military service and you have not experienced any improper treatment, conduct or actions due to a request for or taking such leave; (c) you have had the opportunity to provide the Company with written notice of any concerns about suspected ethical and compliance issues or violations by the Company or any other Released Party; and (d) you do not have and have not asserted a claim of unlawful discrimination, retaliation, harassment, sexual harassment, abuse, assault, alleged criminal conduct, or other alleged unlawful employment practices or unlawful conduct against the Company or any of the Released Parties.

VIII.	BREACH OF AGREEMENT

You acknowledge and agree that in the event of a breach by you of any provision of this Agreement: (a) the Company will be irreparably damaged and will have no adequate remedy at law, and will be entitled to an injunction as a matter of right from any court of competent jurisdiction restraining any further breach of this Release; and (b) you will indemnify and hold the company harmless from and against any and all damages or loss incurred by the Company (including attorney’s fees and expenses) as a result of such breach.

IX.	CONSIDERATION PERIOD

This Agreement was provided to you on August 7, 2025 via electronic mail. You acknowledge and understand that you have twenty-one (21) calendar days after you receive this Agreement to decide whether to sign this Agreement and be bound by its terms. Please return all pages of the signed Agreement to Nilay D. Patel, Chief Legal Officer, at npatel@cingulate.com. You may take as much or as little of the twenty-one (21) calendar days as you choose to consider whether to sign the Agreement, but you may not sign the Agreement before the Separation Date. You have the right to discuss any aspect of this matter with an attorney of your choosing, and the Company recommends that you take advantage of this consideration period and advises you to consult with an attorney before executing this Agreement (at your own expense). In addition, during this period, please feel free to contact Nilay D. Patel at (919) 259-1050 with questions regarding this Agreement. By executing this Agreement, you will be acknowledging that you considered its terms for twenty-one (21) calendar days or waived your right to do so and were advised in writing to seek legal counsel. Changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day consideration period.

X.	REVOCATION PERIOD

In the event you agree to its terms and execute this Agreement, and subsequently change your mind, you have the option and right to revoke this Agreement, within seven (7) calendar days after signing it, by providing written notification via email to Nilay D. Patel, Chief Legal Officer, at npatel@cingulate.com. This Agreement will not become effective until the seven (7) day revocation period has expired. If this Agreement is revoked, you will not receive the separation benefits described above. If you do not revoke this Agreement within this time frame, it will become effective and both you and the Company will be bound by its terms.

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XI.	SECTION 409A; TAXES

The parties intend that this Agreement shall be exempt from, or otherwise comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and related regulations and U.S. Department of Treasury pronouncements thereunder, and the parties agree that the terms in this Agreement will be interpreted accordingly. To the extent that the reimbursements or other in-kind benefits hereunder are “nonqualified deferred compensation” for purposes of Section 409A, (a) all such expenses or other reimbursements will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (b) any right to reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

You agree that you are responsible for all applicable taxes on the payments you receive under this Agreement (e.g., to the extent such taxes are not paid in their entirety through tax withholding), and you will indemnify and defend the Company in connection with any tax liability for the payments. You specifically acknowledge, warrant, and represent that the Company has made no representations to the you concerning the taxable status of the payments made under this Agreement.

XII.	ENTIRE AGREEMENT

This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters, provided that nothing in this Agreement shall limit or release you from any other obligation regarding confidentiality, intellectual or other property, or post-employment competitive activities that you have or may have to the Company or any of its affiliates, including but not limited to your continuing obligations under the Employment Agreement.

XIII.	MISCELLANEOUS

This Agreement shall be construed and enforced in accordance with the laws of the State of Kansas, without regard to its choice of law principles, except as such law may be preempted by federal law.

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Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to you or otherwise. The Company and the other Released Parties expressly deny any such illegal or wrongful conduct.

This Agreement shall not be modified except by written agreement signed by both parties. The failure of either party to insist upon strict adherence to any term of this Agreement shall not be considered a waiver of that term or of any other term of this Agreement, and shall not deprive that party of the right to later insist upon strict adherence to that term or any other term of the Agreement. Should any part of this Agreement be found to be void or unenforceable, that determination will not affect the remainder of this Agreement. This Agreement constitutes the complete and total agreement between the parties with respect to issues addressed in this Agreement.

This Agreement is intended to bind and inure to the benefit of and be enforceable by you, the Company and their respective heirs, successors and assigns, except that you may not assign your rights or delegate your duties or obligations hereunder without the prior written consent of the Company.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

The section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.

XIV.	ACCEPTANCE OF AGREEMENT

Because you are over forty (40) years of age, you have specific rights under the Age Discrimination in Employment Act of 1967 (“ADEA”) and Older Workers Benefit Protection Act (“OWBPA”), which prohibit discrimination on the basis of age, and the releases set forth in Section V are intended to release any right that you may have to file a claim against the Company alleging discrimination on the basis of age under the ADEA and any similar state or local law. By signing this Agreement in the space provided below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement, that you have accepted its terms, and that you are knowingly and voluntarily entering into this Agreement without any undue influence or coercion from the Company. You further acknowledge and agree:

1. This Agreement is written in a manner that is understood by you;

2. In entering into this Agreement, you are not relying on any representation, promise or inducement made by the Released Parties or their attorneys with the exception of those promises described in this document;

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3. You are receiving valid consideration for this Agreement that is in addition to anything of value to which you are already entitled, and in exchange for that consideration, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Released Parties to the extent such rights and/or claims arose on or prior to the date this Agreement was executed;

4. This Agreement does not waive rights or claims that may arise after it is executed;

5. You have twenty-one (21) calendar days in which to consider whether to sign this Agreement;

6. You have seven (7) calendar days after signing this Agreement in which to revoke the Agreement; and

7. Through this Agreement, you are being advised of your right to consult with an attorney (at your cost) before signing this Agreement.

Sincerely,

CINGULATE THERAPEUTICS LLC

/s/ Nilay Patel

Nilay D. Patel
Chief Legal Officer

I have read and understand the Agreement set forth above. I accept the consideration stated above and agree to be bound by the terms of this Agreement.

/s/ Laurie Myers	8/28/2025
Laurie A. Myers	Date

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